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                                                                   EXHIBIT 10.25

December 11, 2002

Henry Nassau
113A Swedesford Road
Wilson Farm
Malvern, PA 19355

Dear Henry,

The Board of Directors and I place a high priority upon retaining your services to ICG and in rewarding for your valuable contributions. In addition your advice, guidance, and perspective have been invaluable to members of our management team.

Therefore, I am very pleased to communicate changes to your compensation and terms of employment approved by the Compensation Committee. All other employment terms and conditions remain the same.

         -        A promotion to Chief Operating Officer effective January 1,
                  2003.

         - A target bonus of 150% beginning effective beginning for fiscal year 2002.

         - A modification of your severance agreement dated September 20, 2001 which adds "a voluntary resignation six months after the naming of any individual other than Walter Buckley as Chief Executive Officer, or any individual other than yourself as President or Chief Operating Officer prior to December 31, 2005", as an eligible termination for severance benefits.

         -        A stock option grant of 950,000 shares priced at $0.23.
                  500,000 of these stock options will vest 25% after one year and the remainder will vest monthly over next three years. 225,000 of these stock options cliff vest 100% after four years with accelerated vesting upon achievement of specific Core Partner Company positive EBITDA for two consecutive quarters. 225,000 stock options will cliff vest 100% after four years with accelerated vesting upon achievement of specific ICG net income for two quarters. You will shortly receive stock option certificates and materials detailing the full terms and conditions of this stock option grant.

My belief is that the current ICG team, including you, is outstanding and will drive our success against our business plan. I sincerely thank you for your dedication, commitment, and personal support through the challenges I have faced over the last three years. I look forward to working with you even more closely in your new role and have the greatest confidence in our future success as a team.

Sincerely,

/s/Walter Buckley
Chairman and Chief Executive Officer

cc: employee file